Exhibit 99.9

Deer Consumer Products, Inc. Announces Record 2011 Financial Results; Provides 2012  Growth Outlook

NEW YORK, March 29, 2012 /PRNewswire-FirstCall/

•	2011 revenue of $226.7 million, an increase of 28.9% from 2010

•	2011 net income of $39.8 million, an increase of 31% from 2010

•	Fully diluted earnings per share of $1.18, an EPS increase of 31% from 2010

•	Anticipates favorable Chinese domestic consumer market environment for continued growth in 2012

Deer Consumer Products, Inc. (Nasdaq: DEER - News) (website: http://www.deerinc.com/), a leading provider of "DEER" branded household consumer products to Chinese consumers and a leading vertically integrated manufacturer of small household and kitchen appliances for global customers, announces today record financial results for the year ended December 31, 2011.

2011 REVENUE

2011 revenue was $226.7 million, an increase of $50.9 million, or 28.9%, from $175.8 million in 2010. Approximately 68% of our sales in 2011 were generated from the China domestic market while approximately 32% were from export markets. The increase in revenues was a result of our sales expansion in the China domestic market of our Deer branded product lines. We were also able to raise the average selling prices of our products and maintained healthy profit margins across our product lines.

2011 GROSS PROFIT MARGIN

2011 gross profit margin was approximately 30.6%, which reflects blended profit margins between our higher margin China domestic sales and generally lower margin export sales as well as an increase in the average selling prices of our products. In addition, we are continuing to improve the efficiency of our manufacturing operations by producing key components of our products in house, allowing us to benefit further from economies of scale and achieve improved manufacturing margins.

2011 OPERATING EXPENSES

2011 SG&A expenses were $21.0 million, an increase of $7.3 million, or 52.9%, from $13.7 million in 2010, as expected, due to the hiring of additional direct sales staff and in-store product promoters to further our revenue growth in China. As expected, our advertising costs remained minimal in 2011 because we use factory representatives and in-store promoters to promote our products directly to consumers at retail locations, a standard marketing practice in the small household appliances industry in China. The in-store promotion approach is highly effective in marketing products directly to consumers in the unique Chinese retail environment as compared to traditional mass media advertising channels, which can cause significant advertising expenses without enhancing sales. According to a survey in the 2010 China Small Electronics Market Research Report, approximately 60% of Chinese consumers surveyed purchased small household appliances after being introduced to the product by in-store promoters. Like other established domestic brands in China, our in-store promoters market our products exclusively and directly to in-store customer traffic.

2011 NET INCOME

2011 net income was $39.8 million, an increase of 31% from 2010. Fully diluted earnings per share were $1.18, an EPS increase of 31% from 2010.

$5.52 PER SHARE IN NET ASSETS, STRONG BALANCE SHEET, NO LONG-TERM DEBTS

Deer's shareholders' equity increased to approximately $185.4 million, or $5.52 per share in net assets. Deer had more than $13.9 million in cash and equivalents at the end of the 2011 without any long-term debts. Deer has sufficient cash on hand to meet its liquidity requirements and has no plan to dilute our shareholders.

MANAGEMENT COMMENTS ON 2011 FINANCIAL RESULTS

Bill He, Chairman & CEO of Deer, commented: "Deer is pleased to report record 2011 financial results. In 2010, Deer entered China's domestic markets with a strong push by putting our 'DEER' branded products on the shelves of retail locations across China. In 2011, Deer is continuing to expand its store presence across China while adding in-store promotional staff to further enhance sales. Deer currently has access to approximately 4,000 retail locations across China and has developed a well-recognized brand by working with various retail channels.

We believe China remains the world's largest and fastest growing consumer retail market and has strong domestic demand for small household appliances. There are approximately 35,000 retail locations across China that Deer could potentially penetrate. Deer has significant growth potential in China.”

CHINA DOMESTIC MARKET EXPANSION STRATEGIES

"Due to the unique retail environment in China, where more than 60% of consumers purchase small household products as a result of direct marketing push by in-store promotional staff, we will have significantly more in-store promotional staff in 2012, that will exclusively market 'DEER' branded products directly to end consumers.  Deer is considered a strategic platform for entering the local Chinese market, and has built up a strong ‘DEER’ brand through its expansion in the Chinese market.

Chinese consumers have experienced relatively strong positive real income growth in recent years. We believe the rising standards of living will result in increased demand for quality consumer goods, such as small appliances. We plan to fully take advantage of this market opportunity by targeting our high quality products to these growing middle income Chinese consumers and providing exceptional customer service.

We expect higher gross margins over time due to an anticipated greater percentage of our overall blended revenue being derived from the higher margin China domestic markets. We believe that we will be able to manage SG&A growth along with our significant revenue growth to maintain and enhance net profit margins."

GROWTH STRATEGIES

"In the short-term, we will continue building the solid reputation of our 'DEER' branded products to be the number one food preparation appliances brand by 2013. We also plan to focus sales of our high margin products, including our dehumidifier, vacuum cleaner, water filters and air purifier, to first and second tier Chinese cities that are experiencing strong economic growth.

Over the course of the coming quarters, we plan to position ourselves as a high-end innovative brand in China and expand our 'DEER' brand to include complete integrated household appliance systems for the kitchen and bathroom.

We have also made significant progress on our Wuhu manufacturing plant facility, by breaking ground to complete our new manufacturing plant. We are pleased with our construction progress.”

PROVIDES 2012 FINANCIAL GUIDANCE

In 2012, Deer anticipates revenues from the high margin China domestic sales will continue to surpass export sales. Deer provides 2012 revenue guidance of between $270 and $290 million, net income guidance of between $45 million and $47 million, and targets EPS (Earnings per Share) between $1.37 and $1.42.

3-YEAR INSIDER SHARE LOCKUP, TOTAL MANAGEMENT COMMITMENT

As disclosed previously, Deer's entire management team has voluntarily entered into 3-year share lockup agreements, which prohibit them from selling any shares to the general public through at least 2013. The lockup agreements represent approximately 47% of Deer's entire outstanding shares. Deer management's vested interests are aligned with those of Deer's public shareholders. Deer has been led by its original founders since the inception of its operating business 17 years ago.

Deer Consumer Products, Inc. is a NASDAQ Global Select Market listed U.S. company with its primary operations in China. Deer has a 17-year operating business as well as a strong balance sheet. Operated by Deer's founders and supported by more than 100 patents, trademarks, copyrights and approximately 1,000 staff, Deer is a leading provider of "DEER" branded consumer products to Chinese consumers and a leading vertically integrated manufacturer of small home and kitchen appliances for global customers. DEER's product lines include a series of small household and kitchen appliances as well as personal care products designed to make modern lifestyles easier and healthier.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Corporate Contact:
Helen Wang, President
Deer Consumer Products, Inc.
Tel: 011-86-755-86028300
Email: investors@deerinc.com

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS

CURRENT ASSETS
Cash & equivalents	$13,961,434	$33,956,591
Restricted cash	127,235	1,347,385
Accounts receivable	20,553,235	52,686,494
Deposits	1,153,019	-
Advances to suppliers	2,920,746	3,018,531
Other receivables	287,824	125,580
VAT receivable	8,562,076	2,839,718
Prepaid expense	952,902	159,583
Inventories	61,017,231	23,015,850

Total current assets	109,535,702	117,149,732

NON-CURRENT ASSETS
Advance for equipment purchase	844,964	-
Deposit for land use right	847,646	4,619,405
Property and equipment, net	36,137,609	20,453,404
Construction in progress	21,141,715	8,913,181
Intangible assets, net	35,895,528	37,502,010
Other assets	-	4,570

Total noncurrent assets	94,867,462	71,492,570

TOTAL ASSETS	$204,403,164	$188,642,302

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$7,977,167	$26,247,453
Advance from customers	1,056,442	1,759,792
Income tax payable	4,864,267	5,536,646
Other payables and accrued expenses	2,753,617	3,001,716
Dividend payable	1,679,628	-
Notes payable	692,821	8,361,698

Total current liabilities	19,023,942	44,907,305

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, $0.001 par value; 75,000,000 shares authorized; 33,592,562 shares issued and outstanding as of December 31, 2011 and 2010, respectively	33,593	33,593
Paid-in capital	91,187,584	91,084,958
Statutory reserve	9,157,606	6,127,639
Development fund	4,578,803	3,063,819
Accumulated other comprehensive income	14,769,957	6,315,475
Retained earnings	65,651,679	37,109,513

Total stockholders' equity	185,379,222	143,734,997

TOTAL LIABILITIES AND EQUITY	$204,403,164	$188,642,302

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	2011	2010	2009

Revenue	$226,748,885	$175,846,887	$81,342,680
Cost of revenue	157,538,033	125,274,479	61,176,610

Gross profit	69,210,852	50,572,408	20,166,070

Operating expenses
Selling	16,281,137	9,161,068	3,555,547
General and administrative	4,701,235	4,563,188	2,380,861

Total operating expenses	20,982,372	13,724,256	5,936,408

Income from operations	48,228,480	36,848,152	14,229,662

Non-operating income (expenses)
Interest income	243,876	484,527	94,986
Interest expense	-	-	(122,299)
Financial expense	(103,017)	(148,772)	(223,607)
Exchange gain (loss)	(518,843)	(1,253,707)	138,284
Other income, net	20,825	69,030	38,084
Subsidy income	1,080,448	54,134	326,334
Other expenses	(32,704)	(55,901)	-

Total non-operating income (expenses), net	690,585	(850,689)	251,782

Income before income tax	48,919,065	35,997,463	14,481,444
Income tax expense	9,113,436	5,648,426	2,112,382

Net income	39,805,629	30,349,037	12,369,062

Other comprehensive item
Foreign currency translation	8,454,482	3,980,259	(10,482)

Comprehensive Income	$48,260,111	$34,329,296	$12,358,580

Basic weighted average shares outstanding	33,592,562	33,210,969	22,782,200

Diluted weighted average shares outstanding	33,592,562	33,651,767	23,190,286

Basic earnings per share	$1.18	$0.91	$0.54

Diluted earnings per share	$1.18	$0.90	$0.53

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2011 2010 AND 2009

	2011	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$39,805,629	$30,349,037	$12,369,062
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,965,616	1,640,882	1,449,186
Provision for inventory losses	154,257	-	-
Stock-based compensation	102,626	275,698	333,387
(Increase) decrease in current assets:
Accounts receivable	35,182,509	(34,354,325)	(8,512,633)
Advances to suppliers	1,072,711	887,765	-
Other receivables, prepayments, and deposits	(566,181)	(491,041)	(5,019)
Due from stockholder	-	-	331,064
Due from related party	-	-	1,715,320
Tax rebate receivable	-	-	283,706
Inventories	(36,079,878)	(4,329,707)	(10,374,062)
Increase (decrease) in current liabilities:
Accounts payable	(19,131,367)	12,532,257	4,084,515
Advance from customers	(773,834)	(10,106)	(1,585,231)
Taxes payable	(8,220,308)	1,777,120	(670,218)
Notes payable	(7,898,004)	1,924,203	-
Due to related party	-	-	(274,636)
Other payables and accrued expenses	(649,823)	858,495	1,221,679
Increase in noncurrent assets:	4,687	15,741	18,100

Net cash provided by operating activities	5,968,640	11,076,019	384,221

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	1,257,452	(1,282,217)	164,297
Acquisition of property & equipment	(10,444,879)	(10,095,861)	(1,474,527)
Acquisition of intangible asset	(4,325,011)	(36,441,355)	-
Refund of deposit on land use right	10,513,006	-	-
Deposit for land use right	(826,923)	(4,601,917)	-
Advance for equipment purchase	(824,307)	-	-
Sale of short-term investments	-	-	29,322
Construction in progress	(17,587,593)	(4,969,627)	(2,829,702)

Net cash used in investing activities	(22,238,255)	(57,390,977)	(4,110,610)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	-	-	3,055,687
Proceeds from sale of common stock	-	-	93,578,000
Dividends paid	(5,038,884)	-	-
Offering costs paid	-	(320,000)	(12,407,007)
Proceeds from exercise of warrants	-	6,964,510	290,890
Purchase of treasury stock	-	(6,945,950)	-
Payment on short-term loans	-	-	(3,550,661)
Payment on long-term loans	-	-	(733,050)

Net cash provided by (used in) financing activities	(5,038,884)	(301,440)	80,233,859

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	1,313,342	1,239,260	44,233

NET INCREASE (DECREASE) IN CASH & EQUIVALENTS	(19,995,157)	(45,377,138)	76,551,703

CASH & EQUIVALENTS, BEGINNING OF YEAR	33,956,591	79,333,729	2,782,026

CASH & EQUIVALENTS, END OF YEAR	$13,961,434	$33,956,591	$79,333,729

Supplemental Cash flow data:
Income tax paid	$10,846,615	$3,620,873	$567,226
Interest paid	$-	$-	$119,996

Supplemental Disclosure of Non-Cash Financing Activities:
Transfer from construction in progress to fixed assets	$6,102,099	$-	$-